Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-170425, 333-182740, 333-184431 and 333-208586) and in the Registration Statements on Form S-8 (File Nos. 333-182992, 333-188709, 333-191733 and 333-195165) of Medgenics, Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements of Medgenics, Inc., and the effectiveness of internal control over financial reporting of Medgenics, Inc., included in this Annual Report of Medgenics, Inc. (Form 10-K) for the year ended December 31, 2015.

/s/ KOST FORER GABBAY & KASIERER

A member of EY Global

Haifa, Israel

February 26, 2016